Exhibit 99.1

Nova LifeStyle Inc., Announces Engagement of Crowe Horwath (HK) CPA Limited

LOS ANGELES, April 6, 2015 /PRNewswire/ Nova LifeStyle, Inc. (NVFY), a U.S.-based fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture, today announced that the Board of Directors approved by unanimous vote on April 1, 2015, pursuant to the Audit Committee's recommendation on March 31, 2015, the replacement of the independent auditor of the Company. The engagement of Crowe Horwath (HK) CPA Limited, replacing Marcum Bernstein & Pinchuk LLP as the independent auditor, commenced as of March 31, 2015 for the fiscal year ending December 31, 2015.

Crowe Horwath (HK) CPA Limited serves clients worldwide as an independent and highly integrated member of Crowe Horwath International, one of the largest global accounting networks in the world. The network consists of more than 200 independent accounting and advisory services firms in more than 120 countries around the world and has its worldwide headquarters in New York, U.S.A.

Commenting on the change, Tawny Lam, President and Chairman of the Board of Nova LifeStyle, said, "On behalf of the Board, I would like to thank Marcum for their services to the Company over the past five years and we look forward to working with Crowe Horwarth in the future."

For more information on Nova LifeStyle products and brands please visit: http://www.novalifestyle.com/index.php

About Nova LifeStyle, Inc.

Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com or download the NVFY IRapp from the investor page.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Investor Contact:
KCSA Strategic Communication
Julie Silber
Tel: (310) 766-9760
jsilber@kcsa.com